Exhibit 10(a)
           THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS THIRD AMENDMENT to the Employment Agreement by and between SCHERING-PLOUGH CORPORATION, a New Jersey corporation (the "Company"), and RICHARD J. KOGAN (the "Employee") dated as of September 26, 1989, as amended as of June 28, 1994, and as further amended as of March 1, 1995 (as so amended, the "Employment Agreement"), made and entered into as of this 24th day of October, 1995.

                      WITNESSETH THAT

          WHEREAS, the Board of Directors of the Company (the
"Board") has requested that the Employee serve, and the Employee has agreed to serve, as Chief Executive Officer of the Company, effective as of January 1, 1996; and

          WHEREAS, the Company and the Employee wish to amend the Employment Agreement to reflect such position, as set forth below;

          NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

          1. Section 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

               The Company agrees to employ the Employee and the Employee agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period beginning on January 1, 1996, and ending as of the close of business on December 31, 2000 (the "Employment Period"); provided, however, that unless on or before the July 1 immediately preceding each December 31 on which the Employment Period would otherwise end, either party delivers to the other party a written notice of its election to terminate such employment on such December 31, the Employment Period shall be extended for additional two year periods commencing on the January 1 immediately succeeding such December 31 and ending on the second anniversary of such December 31.

               In the event a Change of Control (as defined in Section 11(c) below) occurs at a time when the remaining term of the Employment Period is less than three years, the Employment Period shall be extended for a three-year period commencing on the Effective Date (as defined in Section 11(d) below) and ending on the third anniversary of the Effective Date.

               Notwithstanding anything else herein, if not previously terminated, the Employment Period shall terminate on June 30, 2006.

          2. The first sentence of Section 2(a) is hereby amended to read in its entirety as follows:

                 During the Employment Period, the Employee shall be employed as Chief Executive Officer of the Company.

          3. The first sentence of Section 3(a) is hereby amended to read in its entirety as follows:

                 So long as the Employee is employed by the Company, he shall be paid an annual base salary ("Annual Base Salary") at the rate of not less than $900,000 per year, in substantially equal semi-monthly installments, and subject to any and all required withholdings and deductions for Social Security, income taxes and the like.

          4. Subparagraph (j) of Section 3 is hereby amended by adding the following new subparagraph (v) at the end thereof:

                 (v) Deferred Compensation Plan.  During the
Employment Period, so long as the Employee is employed by the Company, a plan (the "DCP") whereby the Employee may elect annually, at his option, to defer any of the following year's compensation that would be subject to the limitation on deductibility contained in Section 162(m) of the Internal Revenue Code of 1986, as amended.

          5. Section 3 is hereby amended by adding the following new paragraph (k) at the end thereof:

                 (k) Protection of Unfunded Plans. At all times during the Employment Period, the Company shall have established and made contributions to a grantor trust or trusts, the assets of which are (x) sufficient to provide, on an actuarial basis as determined by the Company at least once a year, all benefits accrued and compensation deferred by the Employee pursuant to the Unfunded Plans (as hereinafter defined), together with all interest and other credited earnings thereon, and (y) subject to the claims of the Company's creditors in the event of bankruptcy or insolvency. The foregoing is not intended to cause any of the Unfunded Plans to cease to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Employee shall have no beneficial interest in the assets of any such trust, and the rights of the Employee to benefits pursuant to the Unfunded Plans shall at all times be those of a general creditor of the Company. As used in this paragraph (k), the term "Unfunded Plans" means the Cash Bonus Plans, the SRP, the Basic SERP, the Retirement Benefits Equalization Plan, the Profit Sharing Benefits Equalization Plan, the DCP and any successor or replacement plans thereto.

          6. The first sentence of paragraph (g) of Section 5 is hereby amended by striking the words "second proviso" and by substituting therefor the word "proviso."

          7. The second sentence of Section 11(a) is hereby amended by striking the words "either Chief Operating Officer or."

          8. The definition of "Change of Control" contained in Section 11(c) of the Employment Agreement shall be amended by adding the following proviso at the end of clause (i) of subparagraph (i) thereof:

               and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Stock or Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) of the foregoing proviso, and such Person subsequently acquires beneficial ownership of additional common stock or voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Stock or Outstanding Company Voting Securities;

          9. This Third Amendment shall become effective as of January 1, 1996.

         10. Except as provided above, the Employment Agreement shall continue in effect without alteration as in effect on the date hereof. The Employment Agreement, as amended by this Third Amendment, constitutes the entire agreement of the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof and thereof.


          IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.


                                    /s/Richard J. Kogan
                                   Richard J. Kogan



                                   SCHERING-PLOUGH CORPORATION


                                    /s/Robert P. Luciano
                                   Robert P. Luciano
                                   Chairman of the Board
10/95
kogan